                                                                   EXHIBIT 10.33






                                 TRUST AGREEMENT

                                     BETWEEN

                          ----------------------------

                                  SYBASE, INC.

                                       AND

                        FIDELITY MANAGEMENT TRUST COMPANY

                          ----------------------------

             SYBASE, INC. EXECUTIVE DEFERRED COMPENSATION PLAN TRUST






                             DATED AS OF MAY 1, 2000

                                TABLE OF CONTENTS


SECTION                                                                            PAGE
-------                                                                            ----
1     DEFINITIONS................................................................    2

2     TRUST......................................................................    3
      (a)   Establishment
      (b)   Grantor Trust
      (c)   Trust Assets
      (d)   Non-Assignment

3     PAYMENTS TO SPONSOR........................................................    3

4     DISBURSEMENT...............................................................    4
      (a)   Directions from Administrator
      (b)   Limitations

5     INVESTMENT OF TRUST .......................................................    4
      (a)   Selection of Investment Options
      (b)   Available Investment Options
      (c)   Investment Directions
      (d)   Mutual Funds
      (e)   Trustee Powers

6     RECORDKEEPING AND ADMINISTRATIVE SERVICES TO BE PERFORMED..................    7
      (a)   General
      (b)   Accounts
      (c)   Inspection and Audit
      (d)   Effect of Plan Amendment
      (e)   Returns, Reports and Information

7     COMPENSATION AND EXPENSES .................................................    8

8     DIRECTIONS AND INDEMNIFICATION ............................................    9
      (a)   Identity of Administrator
      (b)   Directions from Administrator
      (c)   Directions from Participants
      (d)   Indemnification
      (e)   Survival

9     RESIGNATION OR REMOVAL OF TRUSTEE .........................................   10
      (a)   Resignation
      (b)   Removal

10    SUCCESSOR TRUSTEE .........................................................   10
      (a)   Appointment
      (b)   Acceptance
      (c)   Corporate Action


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

                                TABLE OF CONTENTS
                                   (CONTINUED)


SECTION                                                                             PAGE
-------                                                                             ----
11    TERMINATION ...............................................................    10

12    RESIGNATION, REMOVAL, AND TERMINATION NOTICES .............................    11

13    DURATION ..................................................................    11

14    INSOLVENCY OF SPONSOR......................................................    11

15    AMENDMENT OR MODIFICATION .................................................    12

16    ELECTRONIC SERVICES .......................................................    12

17    GENERAL ...................................................................    13
      (a)   Performance by Trustee, its Agent or Affiliates
      (b)   Entire Agreement
      (c)   Waiver
      (d)   Successors and Assigns
      (e)   Partial Invalidity
      (f)   Section Headings

18    GOVERNING LAW .............................................................    14
      (a)   Massachusetts Controls
      (b)   Trust Agreement Controls

SCHEDULES

      A.    Recordkeeping and Administrative Services
      B.    Fee Schedule
      C.    Administrator's Authorization Letter
      D.    Operational Guidelines for Non-Fidelity Mutual Funds
      E.    Exchange Guidelines


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

       TRUST AGREEMENT, dated as of the first day of May, 2000, between SYBASE, INC., a Delaware corporation, having an office at 6425 Christie Avenue, Emeryville, CA 94608 (the "Sponsor"), and FIDELITY MANAGEMENT TRUST COMPANY, a Massachusetts trust company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the "Trustee").

                                   WITNESSETH:

       WHEREAS, the Sponsor is the sponsor of the SYBASE, INC. EXECUTIVE DEFERRED COMPENSATION PLAN TRUST (the "Plan"); and

       WHEREAS, the Sponsor wishes to establish an irrevocable trust and to contribute to the trust assets that shall be held therein, subject to the claims of Sponsor's creditors in the event of Sponsor's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan; and

       WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"); and

       WHEREAS, it is the intention of the Sponsor to make contributions to the trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan; and

       WHEREAS, the Trustee is willing to hold and invest the aforesaid plan assets in trust among several investment options selected by the Sponsor; and

       WHEREAS, the Sponsor wishes to have the Trustee perform certain ministerial recordkeeping and administrative functions under the Plan; and

       WHEREAS, the Committee (the "Administrator") is the administrator of the Plan; and

       WHEREAS, the Trustee is willing to perform recordkeeping and administrative services for the Plan if the services are purely ministerial in nature and are provided within a framework of plan provisions, guidelines and interpretations conveyed in writing to the Trustee by the Administrator.

       NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Sponsor and the Trustee agree as follows:

SECTION 1. DEFINITIONS. The following terms as used in this Trust Agreement have the meaning indicated unless the context clearly requires otherwise:

(a) "Administrator" shall mean, with respect to the Plan, the person or entity which is the "administrator" of such Plan.

(b) "Agreement" shall mean this Trust Agreement, as the same may be amended and in effect from time to time.

(c) "Code" shall mean the Internal Revenue Code of 1986, as it has been or may be amended from time to time.

(d) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it has been or may be amended from time to time.

(e) "Fidelity Mutual Fund" shall mean any investment company advised by Fidelity Management & Research Company or any of its affiliates.

(f) "Mutual Fund" shall refer both to Fidelity Mutual Funds and Non-Fidelity Mutual Funds.

(g) "Non-Fidelity Mutual Fund" shall mean certain investment companies not advised by Fidelity Management & Research Company or any of its affiliates.

(h) "Participant" shall mean, with respect to the Plan, any employee (or former employee) with an account under the Plan, which has not yet been fully distributed and/or forfeited, and shall include the designated beneficiary(ies) with respect to the account of any deceased employee (or deceased former employee) until such account has been fully distributed and/or forfeited.

(i) "Participant Recordkeeping Reconciliation Period" shall mean the period beginning on the date of the initial transfer of assets to the Trust and ending on the date of the completion of the reconciliation of Participant records.

(j)    "Plan" shall mean the SYBASE, INC. EXECUTIVE DEFERRED COMPENSATION PLAN.

(k) "Reporting Date" shall mean the last day of each calendar quarter, the date as of which the Trustee resigns or is removed pursuant to Section 9 hereof and the date as of which this Agreement terminates pursuant to
       Section 11 hereof.

(1) "Sponsor" shall mean SYBASE, INC., a Delaware corporation, or any successor to all or substantially all of its businesses which, by agreement, operation of law or otherwise, assumes the responsibility of the Sponsor under this Agreement.

(m) "Trust" shall mean the SYBASE, INC. EXECUTIVE DEFERRED COMPENSATION PLAN TRUST, being the trust established by the Sponsor and the Trustee pursuant to the provisions of this Agreement.

(n) "Trustee" shall mean Fidelity Management Trust Company, a Massachusetts trust company and any successor to all or substantially all of its trust business. The term Trustee shall also include any successor trustee appointed pursuant to this agreement to the extent such successor agrees to serve as Trustee under this Agreement.

SECTION 2. TRUST.

       (a) Establishment. The Sponsor hereby establishes the SYBASE, INC. EXECUTIVE DEFERRED COMPENSATION PLAN TRUST with the Trustee. The Trust shall consist of an initial contribution of money or other property acceptable to the Trustee in its sole discretion, made by the Sponsor or transferred from a previous trustee under the Plan, such additional sums of money as shall from time to time be delivered to the Trustee under the Plan, all investments made therewith and.proceeds thereof, and all earnings and profits thereon, less the payments that are made by the Trustee as provided herein, without distinction between principal and income. The Trustee hereby accepts the Trust on the terms and conditions set forth in this Agreement. In accepting this Trust, the Trustee shall be accountable for the assets received by it, subject to the terms and conditions of this Agreement.

       (b) Grantor Trust. The Trust is intended to be a grantor trust, of which the Sponsor is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

       (c) Trust Assets. The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Sponsor and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Sponsor. Any assets held by the Trust will be subject to the claims of the Sponsor's general creditors under federal and state law in the event of Insolvency, as defined in Section 14(a).

       (d) Non-Assignment. Benefit payments to Plan participants and their beneficiaries funded under this Trust may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered, or subjected to attachment, garnishment, levy, execution, or other legal or equitable process.

SECTION 3. PAYMENTS TO SPONSOR. Except as provided under Section 14, the Sponsor shall have no right to retain or divert to others any of the Trust assets before all payment of benefits have been made to the participants and their beneficiaries pursuant to the terms of the Plan.

SECTION 4. DISBURSEMENTS.

       (a) Directions from Administrator. The Trustee shall disburse monies to employee participants and their beneficiaries for benefit payments in the amounts that the Administrator directs from time to time in writing. The Trustee shall have no responsibility to ascertain whether the Administrator's


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

direction complies with the terms of the Plan or of any applicable law. The Trustee shall be responsible for any Federal or State income tax reporting or withholding with respect to such Plan benefits. The Trustee shall not be responsible for FICA (Social Security and Medicare) or any Federal or State unemployment tax with respect to Plan distributions.

       (b) Limitations. The Trustee shall not be required to make any disbursement in excess of the net realizable value of the assets of the Trust at the time of the disbursement. The Trustee shall not be required to make any disbursement in cash unless the Administrator has provided a written direction as to the assets to be converted to cash for the purpose of making the disbursement.

SECTION 5. INVESTMENT OF TRUST.

       (a) Selection of Investment Options. The Trustee shall have no responsibility for the selection of investment options under the Trust and shall not render investment advice to any person in connection with the selection of such options.

       (b) Available Investment Options. The Sponsor shall direct the Trustee as to what investment options the Trust shall be invested in (i) during the period beginning on the initial transfer of assets to the Trust and ending on the completion of the reconciliation of Trust records (the "reconciliation period"), and (ii) following the reconciliation period, subject to the following limitations. The Sponsor may determine to offer as investment options only securities issued by the investment companies advised by Fidelity Management & Research Company and certain investment companies not advised by Fidelity Management & Research Company identified collectively as Mutual Funds on Schedule "A" attached hereto; provided, however, that the Trustee shall not be considered a fiduciary with investment discretion. The Sponsor may add or remove investment options with the consent of the Trustee and upon mutual amendment of this Trust Agreement and the Schedules thereto to reflect such additions.

       (c) Investment Directions. In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the Plan, the Sponsor may direct the Trustee in writing to invest the assets held in the Trust to correspond to the hypothetical investments made for Participants under the Plan. Such directions may be made by Plan participants by use of the telephone exchange system, the internet or such other electronic means as may be agreed upon from time to time by the Sponsor and the Trustee, maintained for such purposes by the Trustee or its agents, in accordance with written Exchange Guidelines attached hereto as Schedule "E". In the event that the Trustee fails to receive a proper direction from the Sponsor or from Participants, the assets in question shall be invested in Fidelity Retirement Money Market Portfolio until the Trustee receives a proper direction.

       The Sponsor's designation of available investment options under paragraphs (a) and (b) above, the maintenance of accounts for each Plan participant and the crediting of investments to such accounts, the giving of investment directions by participants under this paragraph (c), and the exercise by participants of any other powers relating to investments under this Section 5 are solely for the purpose of providing a mechanism for measuring the obligation of the Sponsor to any particular participant under the applicable Plan. As provided in Section 2(c) above, no participant or beneficiary will have any preferential claim to or beneficial ownership interest in any asset or investment, and the rights of any participant and his or her beneficiaries under the applicable Plan and this Agreement are solely those of an unsecured general creditor of the Sponsor with respect to the benefits of the participant under the Plan.

       (d) Mutual Funds. The Sponsor hereby acknowledges that it has received from the Trustee a copy of the prospectus for each Mutual Fund selected by the Sponsor as a Plan investment option. Trust investments in Mutual Funds shall be subject to the following limitations:

              (i) Execution of Purchases and Sales. Purchases and sales of Fidelity Mutual Funds (other than for Exchanges) shall be made on the date on which the Trustee receives from the Sponsor in good order all information and documentation necessary to accurately effect such purchases and sales (or in the case of a purchase, the subsequent date on which the Trustee has received a wire transfer of funds necessary to make such purchase). Transactions involving Mutual Funds not advised by Fidelity Management & Research Company shall be executed in accordance with the operating procedures set forth in Schedule "D" attached hereto. Exchanges of Fidelity Mutual Funds shall be made on the same business day that the Trustee receives a proper direction if received before market close (generally 4:00 p.m. eastern time); if the direction is received after market close (generally 4:00 p.m. eastern time), the exchange shall be made the following day.

              (ii) Voting. At the time of mailing of notice of each annual or special stockholders' meeting of any Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to each Plan participant who has hypothetical shares of the Mutual Fund credited to the participant's accounts, together with a voting direction form for return to the Trustee or its designee. The participant shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the hypothetical shares credited to the participant's accounts. The Trustee shall vote the shares held in the Trust in the same manner as directed by the participant under the Plan. The Trustee shall not vote shares for which it has received no corresponding directions from the participant. During the reconciliation period, the Sponsor shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares of the Mutual Funds in the Trust. With respect to all rights other than the right to vote, the Trustee shall follow the directions of the Sponsor. The Trustee shall have no duty to solicit directions from the Sponsor.

       (e) Trustee Powers. The Trustee shall have the following powers and authority:

              (i) Subject to paragraphs (b), (c) and (d) of this Section 5, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

              (ii) To cause any securities or other property held as part of the Trust to be registered in the Trustee's own name, in the name of one or more of its nominees, or in the Trustee's account with the Depository Trust Company of New York and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

              (iii) To keep that portion of the Trust in cash or cash balances as the Sponsor or Administrator may, from time to time, deem to be in the best interest of the Trust.

              (iv) To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

              (v) To settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust; to commence or defend suits or legal or administrative proceedings; to represent the Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Trust if not paid by the Sponsor.

              (vi) To employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor.

              (vii) To do all other acts although not specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Trust.

       Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code. The Sponsor may provide the Trustee with an opinion of counsel whether an annual fiduciary tax return should be filed for the Trust;

in the absence of such opinion. Trustee may consult with counsel to the extent it deems appropriate on this issue, and any resulting counsel fees shall be charged to the Trust to the extent not paid by the Sponsor.

SECTION 6. RECORDKEEPING AND ADMINISTRATIVE SERVICES TO BE PERFORMED.

       (a) General. The Trustee shall perform those recordkeeping and administrative functions described in Schedule "A" attached hereto. These recordkeeping and administrative functions shall be performed within the framework of the Administrator's written directions regarding the Plan's provisions, guidelines and interpretations.

       (b) Accounts. The Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report the value of the assets held in the Trust as of the last day of each fiscal quarter of the Plan and, if not on the last day of a fiscal quarter, the date on which the Trustee resigns or is removed as provided in Section 9 of this Agreement or is terminated as provided in Section 11. Within thirty (30) days following each Reporting Date or within sixty (60) days in the case of a Reporting Date caused by the resignation or removal of the Trustee, or the termination of this Agreement, the Trustee shall file with the Administrator a written account setting forth all investments, receipts, disbursements, and other transactions effected by the Trustee between the Reporting Date and the prior Reporting Date, and setting forth the value of the Trust as of the Reporting Date. Except as otherwise required under applicable law, upon the expiration of six (6) months from the date of filing such account with the Administrator, the Trustee shall have no liability or further accountability to anyone with respect to the propriety of its acts or transactions shown in such account, except with respect to such acts or transactions as to which the Sponsor shall within such six (6) month period file with the Trustee written objections.

       (c) Inspection and Audit. All records generated by the Trustee in accordance with paragraphs (a) and (b) shall be open to inspection and audit, during the Trustee's regular business hours prior to the termination of this Agreement, by the Administrator or any person designated by the Administrator. Upon the resignation or removal of the Trustee or the termination of this Agreement, the Trustee shall provide to the Administrator, at no expense to the Sponsor, in the format regularly provided to the Administrator, a statement of the Trust accounts as of the resignation, removal, or termination, and the Trustee shall provide to the Administrator or the new recordkeeper such further records as are reasonable, at the Sponsor's expense.

       (d) Effect of Plan Amendment. The Trustee's provision of the recordkeeping and administrative services set forth in this Section 6 shall be conditioned on the Sponsor delivering to the Trustee a copy of any amendment to the Plan as soon as administratively feasible following the amendment's adoption, and on the Administrator providing the Trustee on a timely basis with all the information the Administrator deems necessary for the Trustee to perform the recordkeeping and administrative services and such other information as the Trustee may reasonably request.

       (e) Returns, Reports and Information. The Administrator shall be responsible for the preparation and filing of all returns, reports, and information required of the Trust or Plan by law. The Trustee shall provide the Administrator with such information as the Administrator may reasonably request to make these filings. The Administrator shall also be responsible for making any disclosures to participants required by law.

SECTION 7. COMPENSATION AND EXPENSES. Sponsor shall pay to Trustee, within thirty (30) days of receipt of the Trustee's bill, the fees for services in accordance with Schedule "B". All fees for services are specifically outlined in Schedule "B" and are based on any assumptions identified therein. The Trustee shall maintain its fees for two (2) years; provided, however, in the event that the Plan characteristics referenced in the assumptions outlined in Schedule "B" change significantly by either falling below or exceeding current or projected levels, such fees shall be subject to revision. To reflect increased operating costs. Trustee may once each calendar year, but not prior to May 1, 2000, amend Schedule B without the Sponsor's consent upon ninety (90) days prior notice to the Sponsor.

       All reasonable expenses of plan administration as shown on Schedule "B" attached hereto, as amended from time to time, shall be a charge against and paid from the appropriate plan participants' accounts, except to the extent such amounts are paid by the Plan Sponsor in a timely manner.

       All expenses of the Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, shall be a charge against and paid from the appropriate Participants' accounts.

SECTION 8. DIRECTIONS AND INDEMNIFICATION.

       (a) Identity of Administrator. The Trustee shall be fully protected in relying on the fact that the Administrator under the Plan is the individual or persons named as such above or such other individuals or persons as the Sponsor may notify the Trustee in writing.

       (b) Directions from Administrator. Whenever the Administrator provides a direction to the Trustee, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any


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

individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Administrator in the form attached hereto as Schedule "C", provided the Trustee reasonably believes the signature of the individual to be genuine unless it is reasonably clear on the direction's face that the action to be taken under the direction would be inconsistent with the terms of this Agreement. Such direction may be made via electronic data transfer ("EDT") in accordance with procedures agreed to by the Administrator and the Trustee; provided, however, that the Trustee shall be fully protected in reasonably relying on such direction as if it were a direction made in writing by the Administrator. The Trustee shall have no responsibility to ascertain any direction's (i) accuracy, (ii) compliance with the terms of the Plan or any applicable law, or (iii) effect for tax purposes or otherwise.

       (c) Directions from Participants. The Trustee shall not be liable for any loss which arises from any participant's exercise or non-exercise of rights under Section 5 over the assets in the participant's accounts.

       (d) Indemnification. The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against the Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting only any and all loss, etc., arising solely from the Trustee's negligence, willful misconduct or bad faith.

       Special Indemnification for Fidelity PortfolioPlanner(SM). The Trustee shall indemnify the Sponsor against and hold the Sponsor harmless from any and all such loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorney's fees and disbursements, that may be incurred by, imposed upon, or asserted against the Sponsor solely as a result of a) any defects in the investment methodology embodied in the target asset allocation or model portfolio provided through Fidelity PortfolioPlanner, except to the extent that any such loss, damage, penalty, liability, cost or expense arises from information provided by the participant, the Sponsor or third parties; or b) any prohibited transactions resulting from the provision by of Fidelity PortfolioPlanner.

       (e) Survival. The provisions of this Section 8 shall survive the termination of this Agreement.

SECTION 9. RESIGNATION OR REMOVAL OF TRUSTEE.

       (a) Resignation. The Trustee may resign at any time upon sixty (60) days' notice in writing to the Sponsor, unless a shorter period of notice is agreed upon by the Sponsor.


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

       (b) Removal. The Sponsor may remove the Trustee at any time upon sixty
(60) days' notice in writing to the Trustee, unless a shorter period of notice is agreed upon by the Trustee.

SECTION 10. SUCCESSOR TRUSTEE.

       (a) Appointment. If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Trustee under this Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust.

       (b) Acceptance. When the successor trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee. The predecessor trustee shall execute all instruments and do all acts that reasonably may be necessary or reasonably may be requested in writing by the Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver all Trust assets to the successor trustee.

       (c) Corporate Action. Any successor of the Trustee or successor trustee, through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction, shall, upon consummation of the transaction, become the successor trustee under this Agreement.

SECTION 11. TERMINATION. This Agreement may be terminated at any time by the Sponsor upon sixty (60) days' notice in writing to the Trustee. On the date of the termination of this Agreement, the Trustee shall forthwith transfer and deliver to such individual or entity as the Sponsor shall designate, all cash and assets then constituting the Trust. If, by the termination date, the Sponsor has not notified the Trustee in writing as to whom the assets and cash are to be transferred and delivered, the Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Trustee shall be reimbursed by the Sponsor for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys' fees and disbursements.

SECTION 12. RESIGNATION, REMOVAL, AND TERMINATION NOTICES. All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o [SEE COVER LETTER UNLESS OTHERWISE INSTRUCTED], and to the Trustee c/o John M. Kimpel, Fidelity Investments, 82 Devonshire Street,

F7A, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.

SECTION 13. DURATION. This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification, and termination thereof.

SECTION 14. INSOLVENCY OF SPONSOR.

       (a) Trustee shall cease disbursement of funds for payment of benefits to Plan participants and their beneficiaries if the Sponsor is Insolvent. Sponsor shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Sponsor is unable to pay its debts as they become due, or (ii) Sponsor is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

       (b) All times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Sponsor under federal and state law as set forth below.

              (i) The Board of Directors and the Chief Executive Officer of the Sponsor shall have the duty to inform Trustee in writing of Sponsor's Insolvency. If a person claiming to be a creditor of the Sponsor alleges in writing to Trustee that Sponsor has become Insolvent, Trustee shall determine whether Sponsor is Insolvent and, pending such determination. Trustee shall discontinue disbursements for payment of benefits to Plan participants or their beneficiaries.

              (ii) Unless Trustee has actual knowledge of Sponsor's Insolvency, or has received notice from Sponsor or a person claiming to be a creditor alleging that Sponsor is Insolvent, Trustee shall have no duty to inquire whether Sponsor is Insolvent. Trustee may in all events rely on such evidence concerning Sponsor's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Sponsor's solvency.

              (iii) If any time Trustee has determined that Sponsor is Insolvent, Trustee shall discontinue disbursements for payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Sponsor's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Sponsor with respect to benefits due under the Plan or otherwise.

              (iv) Trustee shall resume disbursement for the payment of benefits to Plan participants or their beneficiaries in accordance with Section 4 of this Trust Agreement only after Trustee has determined that Sponsor is not Insolvent (or is no longer Insolvent).

       (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to (a) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Sponsor in lieu of the payments provided for hereunder during any such period of discontinuance.

SECTION 15. AMENDMENT OR MODIFICATION. This Agreement may be amended or modified at any time and from time to time only by an instrument executed by both the Sponsor and the Trustee.

SECTION 16. ELECTRONIC SERVICES.

       (a) The Trustee may provide communications and services ("Electronic Services") and/or software products ("Electronic Products") via electronic media, including, but not limited to Fidelity Plan Sponsor WebStation. The Sponsor and its agents agree to use such Electronic Services and Electronic Products only in the course of reasonable administration of or participation in the Plan and to keep confidential and not publish, copy, broadcast, retransmit, reproduce, commercially exploit or otherwise redisseminate the Electronic Products or Electronic Services or any portion thereof without the Trustee's written consent, except, in cases where Trustee has specifically notified the Sponsor that the Electronic Products or Services are suitable for delivery to Sponsor's plan participants, for non-commercial personal use by participants or beneficiaries with respect to their participation in the plan or for their other retirement planning purposes.

       (b) The Sponsor shall be responsible for installing and maintaining all Electronic Products, (including any programming required to accomplish the installation) and for displaying any and all content associated with Electronic Services on its computer network and/or Intranet so that such content will appear exactly as it appears when delivered to Sponsor. All Electronic Products and Services shall be clearly identified as originating from the Trustee or its affiliate. The Sponsor shall promptly remove Electronic Products or Services from its computer network and/or Intranet, or replace the Electronic Products or Services with updated products or services provided by the Trustee, upon written notification (including written notification via facsimile) by the Trustee.

       (c) All Electronic Products shall be provided to the Sponsor without any express or implied legal warranties or acceptance of legal liability by the Trustee, and all Electronic Services shall be provided to the Sponsor without acceptance of legal liability related to or arising out of the electronic nature of the delivery or provision of such Services. Except as otherwise stated in this Agreement, no rights are conveyed to any property, intellectual or tangible, associated with the contents of the Electronic Products or Services and related material. The Trustee hereby grants to the Sponsor a non-exclusive, non-transferable revocable right and license to use the Electronic Products and Services in accordance with the terms and conditions of this Agreement.

       (d) To the extent that any Electronic Products or Services utilize Internet services to transport data or communications, the Trustee will take, and Sponsor agrees to follow, reasonable security precautions, however, the Trustee disclaims any liability for interception of any such data or communications. The Trustee reserves the right not to accept data or communications transmitted via electronic media by the Sponsor or a third party if it determines that the media does not provide adequate data security, or if it is not administratively feasible for the Trustee to use the data security provided. The Trustee shall not be responsible for, and makes no warranties regarding access, speed or availability of Internet or network services, or any other service required for electronic communication. The Trustee shall not be responsible for any loss or damage related to or resulting from any changes or modifications to the Electronic Products or Services after delivering it to the Sponsor.

SECTION 17. GENERAL.

       (a) Performance by Trustee, its Agents or Affiliates. The Sponsor acknowledges and authorizes that the services to be provided under this Agreement shall be provided by the Trustee, its agents or affiliates, including Fidelity Investments Institutional Operations Company, Inc. or its successor, and that certain of such services may be provided pursuant to one or more other contractual agreements or relationships.

       (b) Entire Agreement. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

       (c) Waiver. No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

       (d) Successors and Assigns. The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

       (e) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

       (f) Section Headings. The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

SECTION 18. GOVERNING LAW.

       (a) Massachusetts Law Controls. This Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construction, effect, and administration of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent those laws are superseded under Section 514 of ERISA.

       (b) Trust Agreement Controls. The Trustee is not a party to the Plan, and in the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of this Agreement shall control.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                             SYBASE, INC.

Attest:                                      By:
        -----------------------------------     --------------------------------
         Assistant Secretary                     Vice President


                                             FIDELITY MANAGEMENT TRUST COMPANY

Attest:                                      By:
        -----------------------------------     --------------------------------
         Assistant Clerk                         Vice President

                                  SCHEDULE "A"

                    RECORDKEEPING AND ADMINISTRATIVE SERVICES


* The Trustee will provide only the recordkeeping and administrative services set forth on this Schedule "A" and no others.


Administration

* Establishment and maintenance of participant account and election percentages.

*      Maintenance of the following plan investment options:

       -      Fidelity Retirement Money Market Portfolio
       -      Fidelity Equity-Income Fund
       -      Fidelity Spartan U.S. Equity Index Fund
       -      Fidelity Fund
       -      PIMCO Total Return Fund (Administrative Class)
       -      Templeton Foreign Fund A
       -      PAX World Fund
       -      MFS Mass Investors Trust (Class A)
       -      Undiscovered Behavioral Growth (Investors Class)
       -      Putnam International Growth Fund (Class A)

*      Maintenance of the following money classifications:

       -      Deferred Account


Processing

*      Processing of mutual fund trades.
* Maintain and process changes to participants' prospective investment mix elections.
*      Process exchanges between investment options on a daily basis.
* Provide monthly processing consolidated payroll contribution data via a consolidated magnetic tape.
* Provide monthly reconciliation and processing of participant withdrawal requests as approved and directed by the Sponsor. All withdrawal requests will be based on the current market values of the participants' accounts, not advances or estimated values. The "current market value" of a participant's account shall be the account value on the business day that direction is received from the Sponsor in good order by the Trustee, if such direction is received before 4:00 p.m. (E.T.). If direction from the Sponsor is received by the Trustee after 4:00 p.m. (E.T.) on a business day, then the current market value of a participant's account shall be the account value on the next business day.


Other

* Prepare, reconcile and deliver a monthly Trial Balance Report presenting all money classes and investments. This report is based on the market value as of the last business day of the month. The report will be delivered not later than thirty (30) days after the end of each month in the absence of unusual circumstances.

* Prepare, reconcile and deliver a Quarterly Administrative Report presenting both on a participant and a total plan basis all money classes, investment positions and a summary of all activity of the participant and plan as of the last business day of the quarter. The report will be delivered not later than thirty (30) days after the end of each quarter in the absence of unusual circumstances.
* Prepare and distribute, either to the Sponsor or to each plan participant directly, a quarterly detailed participant statement reflecting all activity for the period. Statements will be delivered not later than thirty (30) days after each quarter in the absence of unusual circumstances.
*      Provide monthly trial balance
* Prepare and mail to the participant, a confirmation of the transactions exchanges and changes to investment mix elections) within five (5) business days of the participants instructions.
* Provide access to Plan Sponsor Webstation (PSW). PSW is a graphical, Windows-based application that provides current plan and participant-level information, including indicative data, account balances, activity and history.
*      Provide Mutual Fund tax reporting (Forms 1099 Div. And 1099-B) to the
       Sponsor.
* Provide Federal and state tax reporting and withholding on benefit payments made to participants and beneficiaries.
* Prepare employee communications describing available investment options, including multimedia informational materials and group presentations.


Communication Services

* Provide employee communications describing available investment options, including multimedia informational materials and group presentations.
* Fidelity PortfolioPlanner(SM), an internet-based educational service for participants that generates target asset allocations and recommended model portfolios customized to investment options in the Plan(s) based upon methodology provided by Strategic Advisers, Inc., an affiliate of the Trustee. The Sponsor acknowledges that it has received the ADV Part II for Strategic Advisers, Inc. more than 48 hours prior to executing the Trust.

SYBASE, INC.                                FIDELITY MANAGEMENT TRUST COMPANY

By:                                         By:
   ----------------------------------          ---------------------------------
                               Date                                      Date

                                  SCHEDULE "B"

                                  FEE SCHEDULE



Annual Participant Fee:          Fee Waived*

Non-Fidelity                     Mutual Funds Non-Fidelity Mutual Fund vendors
                                 shall pay service fees directly to Fidelity
                                 Management Trust Company equal to a percentage
                                 (generally 25 or 35 basis points) of plan assets invested in such Non-Fidelity Mutual
                                 Funds.

Plan Sponsor Webstation (PSW):   Two User I.D.'s provided free of charge.  Each
                                 additional I.D., $500.00 per year.

Other Fees: Separate charges for extraordinary expenses resulting from large numbers of simultaneous manual transactions, from errors not caused by Fidelity, reports not contemplated in this Agreement, corporate actions, or the provision of communications materials in hard copy which are also accessible to participants via electronic services in the event that the provision of such material in hard copy would result in an additional expense deemed to be material.


*NOTE: Assumptions - These fees have been negotiated and accepted based on current plan assets of current participation of 200 participants. Fees will be subject to revision if these Plan characteristics change significantly by either falling below or exceeding current or projected levels. Fees also have been based on the use of up to ten (10) investment options, and such fees will be subject to revision if additional investment options are added.

SYBASE, INC.                                FIDELITY MANAGEMENT TRUST COMPANY

By:                                         By:
   --------------------------------            ---------------------------------
                             Date               Vice President            Date

                                  SCHEDULE "C"


April 20, 2000

Ms. Roberta Coen
Fidelity Investments Institutional Operations Company, Inc.
82 Devonshire Street-MM3H
Boston, Massachusetts 02109

                SYBASE, INC. EXECUTIVE DEFERRED COMPENSATION PLAN

Dear Ms. Coen

       This letter is sent to you in accordance with Section 8(b) of the Trust Agreement, dated as of May 1, 2000, between Sybase, Inc. and Fidelity Management Trust Company. I hereby designate Selam Legesse, Eileen Seeto-Collins, and Janet Niwa, as the individuals who may provide directions upon which Fidelity Management Trust Company shall be fully protected in relying. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

       You may rely upon each designation and certification set forth in this letter until I deliver to you written notice of the termination of authority of a designated individual.

                                             Very truly yours,



                                             By
                                               ---------------------------------
                                               Dan Carl

-----------------------------
Selam Legesse


-----------------------------
Eileen Seeto-Collins


-----------------------------
Janet Niwa

                                  SCHEDULE "D"

              OPERATIONAL GUIDELINES FOR NON-FIDELITY MUTUAL FUNDS


Pricing
By 7:00 p.m. Eastern Time ("ET") each Business Day, the Non-Fidelity Mutual Fund Vendor (Fund Vendor) will input the following information ("Price Information") into the Fidelity Participant Recordkeeping System ("FPRS") via the remote access price screen that Fidelity Investment Institutional Operations Company, Inc. ("FIIOC"), an affiliate of the Trustee, has provided to the Fund Vendor:
(1) the net asset value for each Fund at the Close of Trading, (2) the change in each Fund's net asset value from the Close of Trading on the prior Business Day, and (3) in the case of an income fund or funds, the daily accrual for interest rate factor ("mil rate"). FIIOC must receive Price Information each Business Day (a "Business Day" is any day the New York Stock Exchange is open). If on any Business Day the Fund Vendor does not provide such Price Information to FIIOC, FIIOC shall pend all associated transaction activity in the Fidelity Participant Recordkeeping System ("FPRS") until the relevant Price Information is made available by Fund Vendor.


Trade Activity and Wire Transfers
By 7:00 a.m. ET each Business Day following Trade Date ("Trade Date Plus One"), FIIOC will provide, via facsimile, to the Fund Vendor a consolidated report of net purchase or net redemption activity that occurred in each of the Funds up to 4:00 p.m. ET on the prior Business Day. The report will reflect the dollar amount of assets and shares to be invested or withdrawn for each Fund. FIIOC will transmit this report to the Fund Vendor each Business Day, regardless of processing activity. In the event that data contained in the 7:00 a.m. ET facsimile transmission represents estimated trade activity, FIIOC shall provide a final facsimile to the Fund Vendor by no later than 9:00 a.m. ET. Any resulting adjustments shall be processed by the Fund Vendor at the net asset value for the prior Business Day.

The Fund Vendor shall send via regular mail to FIIOC transaction confirms for all daily activity in each of the Funds. The Fund Vendor shall also send via regular mail to FIIOC, but no later than the fifth Business Day following calendar month close, a monthly statement for each Fund. FIIOC agrees to notify the Fund Vendor of any balance discrepancies within twenty (20) Business Days of receipt of the monthly statement.

For purposes of wire transfers, FIIOC shall transmit a daily wire for aggregate purchase activity and the Fund Vendor shall transmit a daily wire for aggregate redemption activity, in each case including all activity across all Funds occurring on the same day.


Prospectus Delivery
FIIOC shall be responsible for the timely delivery of Fund prospectuses and periodic Fund reports ("Required Materials") to Plan participants, and shall retain the services of a third-party vendor to handle such mailings. The Fund Vendor shall be responsible for all materials and production costs, and hereby agrees to provide the Required Materials to the third-party vendor selected by FIIOC. The Fund Vendor shall bear the costs of mailing annual Fund reports to Plan participants. FIIOC shall bear the costs of mailing prospectuses to Plan participants.


Proxies
The Fund Vendor shall be responsible for all costs associated with the production of proxy materials. FIIOC shall retain the services of a third-party vendor to handle proxy solicitation mailings and vote tabulation. Expenses associated with such services shall be billed directly the Fund Vendor by the third-party vendor.

Participant Communications
The Fund Vendor shall provide internally prepared fund descriptive information approved by the Funds' legal counsel for use by FIIOC in its written participant communication materials. FIIOC shall utilize historical performance data obtained from third-party vendors (currently Morningstar, Inc., FACTSET Research Systems and Lipper Analytical Services) in telephone conversations with plan participants and in quarterly participant statements. The Sponsor hereby consents to FIIOC's use of such materials and acknowledges that FIIOC is not responsible for the accuracy of third-party information. FIIOC shall seek the approval of the Fund Vendor prior to retaining any other third-party vendor to render such data or materials under this Agreement.


Compensation
FIIOC shall be entitled to fees as set forth in a separate agreement with the Fund Vendor.


Indemnification
The Fund Vendor shall be responsible for compensating participants and/or FIIOC in the event that losses occur as a result of (1) the Fund Vendor's failure to provide FIIOC with Price Information or (2) providing FIIOC with incorrect Price Information.

                                  SCHEDULE "E"

                               EXCHANGE GUIDELINES


The following exchange procedures are currently employed by Fidelity Investments Institutional Operations Company, Inc. (FIIOC).

Exchange hours, via a Fidelity participant service representative, are 8:30 a.m.
(ET) to 8:00 p.m. in the participant's time zone in the continental United States on each business day. A "business day" is any day on which the New York Stock Exchange (NYSE) is open.

Exchanges via the internet may be made virtually 24 hours a day.

Exchanges via VRS may be made virtually 24 hours a day.

FIIOC reserves the right to change these exchange guidelines at its discretion.

Note: The NYSE's normal closing time is 4:00 p.m. (ET); in the event the NYSE alters its closing time, all references below to 4:00 p.m. (ET) shall mean the NYSE closing time as altered.

                                  MUTUAL FUNDS

       EXCHANGES BETWEEN MUTUAL FUNDS

       Participants may call on any business day to exchange between the mutual funds. If the request is confirmed before 4:00 p.m. (ET), it will receive that day's trade date. Calls received after 4:00 p.m. (ET) will be processed on a next business day basis.


SYBASE, INC.

By:
   -------------------------------
                            Date

April 20, 2000



John M. Kimpel, Esq.
Senior Vice President and Deputy General Counsel
Fidelity Investments
82 Devonshire Street, F7A
Boston, MA 02109

       RE: INVESTMENT INSTRUCTIONS FOR RABBI TRUST ASSETS

Dear Mr. Kimpel:

       The participants under the Sybase, Inc. Executive Deferred Compensation Plan ("Plan") have the right to direct the investment of their Plan account in hypothetical investment options, which are currently based on a number of registered investment companies advised by Fidelity Management & Research Company ("Fidelity Mutual Funds") and certain investment companies not advised by Fidelity Management & Research Company ("Non-Fidelity Mutual Funds"). Fidelity Management Trust Company has agreed pursuant to a Trust Agreement with Sybase, Inc. dated May 1, 2000, to receive such participant directions.

       The Company hereby directs the Trustee to invest funds contributed to the rabbi trust in a manner which corresponds directly to elections made by participants under the plan.

       This procedure will remain in effect until a revised instruction letter is provided by the Company and accepted by the Trustee.

                                        Sincerely,



                                        Dan Carl